CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is dated as of November 26, 2013 (the “Effective Date”) and entered into by and between Petro River Oil Corp., a Delaware corporation with offices at 1980 Post Oak Boulevard, Suite 2020, Houston, Texas 77056 (the “Company”), and Brio Financial Group LLC, a New Jersey limited liability company with offices at 220 Davidson Avenue, Suite 305, Somerset, New Jersey 08873 (“Consultant”).

1. Consulting Relationship. During the term of this Agreement, Consultant will provide consulting services (the “Services”) to the Company as described on Exhibit A attached to this Agreement. Consultant represents that Consultant is duly licensed (as applicable) and has the qualifications, experience and ability to properly perform the Services. Consultant shall use Consultant’s best efforts to perform the Services such that the results are satisfactory to the Company.

2. Fees. As consideration for the Services to be provided by Consultant and other obligations, the Company shall issue the stock options and pay the amounts specified in Exhibit B attached to this Agreement to Consultant at the times specified therein.

3. Expenses. Consultant shall not be authorized to incur on behalf of the Company any expenses without the prior consent of the Company which consent shall be evidenced in writing. As a condition to receipt of reimbursement, Consultant shall be required to submit to the Company reasonable evidence that the amount involved was expended and related to Services provided under this Agreement.

4. Term and Termination.

(a) Consultant shall serve as a consultant to the Company for a period commencing on the Effective Date and terminating (a) at any time upon written notice by the Company; (b)  upon sixty (60) days’ written notice by Consultant; or (c) six (6) months after the Effective Date if not terminated earlier pursuant to this Section 4. In the event of such termination, Consultant shall be paid for any portion of the Services that have been performed prior to the termination. The term of the engagement may be extended at any time by mutual agreement of the parties.

(b) Should either party default in the performance of this Agreement or materially breach any of its obligations under this Agreement, including but not limited to Consultant’s obligations under the Confidentiality Agreement (as defined in Section 5(a) below), the non-breaching party may terminate this Agreement immediately.

(c) Upon termination the Consultant will not omit or modify in part or in whole any Deliverable (as defined in Section 9(a)) developed for and owned by the Company.

5. Independent Contractor. The relationship between Consultant and Consultant’s employees, on the one hand, and the Company, on the other, will be that of an independent contractor and not that of an employee.

(a) Method of Provision of Services: Consultant shall be solely responsible for determining the method, details and means of performing the Services in a manner satisfactory to the Company. Consultant may, at Consultant’s own expense, employ or engage the service of such employees or subcontractors as Consultant deems necessary to perform the Services required by this Agreement (the “Assistants”). Such Assistants are not the employees of the Company and Consultant shall be wholly responsible for the professional performance of the Services by the Assistants such that the results are satisfactory to the Company. Consultant shall expressly advise the Assistants of the terms of this Agreement, shall require each Assistant to execute a Non-Disclosure Agreement substantially in the same form that Consultant is signing, which is attached to this Agreement as Exhibit C (the “Confidentiality Agreement”), and shall cause each Assistant to abide by the terms and conditions of such Confidentiality Agreement.

(b) No Authority to Bind Company. Neither Consultant, nor any manager, member, agent or employee of Consultant, has authority to enter into contracts that bind the Company or create obligations on the part of the Company without the prior written authorization of the Company.

(c) No Benefits. Consultant acknowledges and agrees that Consultant’s managers, members, agents and employees will not be eligible for any Company employee benefits and, to the extent Consultant’s managers, members, agents or employees otherwise would be eligible for any Company employee benefits but for the express terms of this Agreement, Consultant (on behalf of itself and its employees) hereby expressly declines to participate in such Company employee benefits.

(d) Withholding; Indemnification. Consultant shall have full responsibility for applicable withholding taxes for all compensation paid to Consultant, its managers, members, agents or employees under this Agreement, and for compliance with all applicable labor and employment requirements with respect to Consultant’s business organization and Consultant’s managers, members, agents and employees, including worker’s compensation insurance coverage requirements and any immigration visa requirements. Consultant agrees to indemnify, defend and hold the Company harmless from any liability for, or assessment of, any claims or penalties with respect to such withholding taxes, labor or employment requirements, including any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to Consultant or Consultant’s managers. members, agents or employees.

6. Supervision of Consultant’s Services. All of the Services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and the Company’s Executive Chairman. Consultant will be required to report to the Executive Chairman concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of the Executive Chairman.

7. Confidentiality Agreement. Consultant shall sign, or has signed, a Confidentiality Agreement in the form attached as Exhibit C. Consultant warrants that it will cause its managers, members, agents or employees participating in the rendering of the Services to execute a Confidentiality Agreement.

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8. Conflicts with this Agreement. Consultant represents and warrants that neither Consultant nor any of Consultant’s managers, members, employees or agents is under any pre-existing obligation in conflict or in any way inconsistent with the provisions of this Agreement. Consultant represents and warrants that Consultant’s performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Consultant in confidence or in trust prior to commencement of this Agreement. Consultant warrants that Consultant has the right to disclose and/or use all ideas, processes, techniques and other information, if any, which Consultant has gained from third parties, and which Consultant discloses to the Company or uses in the course of performance of this Agreement, without liability to such third parties. Notwithstanding the foregoing, Consultant agrees that Consultant shall not bundle with or incorporate into any deliveries provided to the Company herewith any third party products, ideas, processes, or other techniques, without the express, written prior approval of the Company. Consultant represents and warrants that Consultant has not granted and will not grant any rights or licenses to any intellectual property or technology that would conflict with Consultant’s obligations under this Agreement. Consultant will not knowingly infringe upon any copyright, patent, trade secret or other property right of any former client, employer or third party in the performance of the Services required by this Agreement.

9. License and Ownership.

(a) Ownership of Deliverables. For purposes of this engagement, “Deliverables” shall mean all work product first created by Consultant for delivery to Company in connection with the Services provided hereunder, but shall not include any third-party software or related documentation licensed directly to Company from a third party, or any modifications or enhancements thereto or derivatives thereof. In its performance of the terms of this Agreement, should Consultant use any third-party software licensed to Consultant, Consultant agrees to provide Company with a written list of the type and name of third-party software and Consultant represents and warrants to Company that (i) it has a license to use the Third-Party software and (ii) it has a right to sublicense such Third Party Software to Company for Company’s use. In addition, Consultant hereby (i) assigns to Company all ownership of the Deliverables.

(b) Ownership of Client Property. Company retains all right, title and interest in and to and any and all of its proprietary technology and products developed prior to and after the date of this Agreement, using solely Company’s resources, including, but not limited to, all customer data, sales data and user data.

10. Miscellaneous.

(a) Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties.

(b) Sole Agreement. This Agreement, including the Exhibits hereto, constitutes the sole agreement of the parties and supersedes all oral negotiations and prior writings with respect to the subject matter hereof.

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(c) Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, 48 hours after being deposited in the regular mail as certified or registered mail (airmail if sent internationally) with postage prepaid, if such notice is addressed to the party to be notified at such party’s address et forth in the first paragraph hereof, or as subsequently modified by written notice.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflict of laws which would result in the application of laws of another jurisdiction.

(e) Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Arbitration. Any dispute or claim arising out of or in connection with any provision of this Agreement will be finally settled by binding arbitration in the City, County and State of New York, in accordance with the rules of the American Arbitration Association by one arbitrator appointed in accordance with said rules. The arbitrator shall apply New York law, without reference to rules of conflicts of law or rules of statutory arbitration, to the resolution of any dispute. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Notwithstanding the foregoing, the parties may apply to any court of competent jurisdiction for preliminary or interim equitable relief, or to compel arbitration in accordance with this paragraph, without breach of this arbitration provision. This Section 9(g) shall not apply to the Confidentiality Agreement.

(h) Advice of Counsel. EACH PARTY ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

[Signature Pages Follow]

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The parties have executed this Consulting Agreement as of the date first set forth above.

COMPANY:

By:	/s/ Scot Cohen
Name:	Scot Cohen
Title:	Executive Chairman

CONSULTANT:

By:	/s/ David S. Briones
Name:	David S. Briones
Title:	Managing Member

SIGNATURE PAGE TO CONSULTING AGREEMENT

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EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

●	David S. Briones, managing member of Consultant, shall serve as the Company’s Chief Financial Officer and perform the duties incident to that office, including but not limited to reviewing and signing, as required, the Company’s filings with the Securities and Exchange Commission.

●	Preparation of financial statements and related notes for the Company’s quarterly and annual reports on Forms 10-Q and 10-K.

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EXHIBIT B

COMPENSATION

Monthly Compensation: Seven Thousand Five Hundred Dollars ($7,500) per month, payable on or before the 10th day of each month.

Stock Options: Fair market value options to purchase Seven Hundred Fifty Thousand (750,000) shares of the Company’s common stock, par value $.00001 per share, pursuant to the terms of the Company’s 2012 Equity Compensation Plan. The options shall vest ratably over a period of six (6) months with One Hundred Twenty-Five Thousand (125,000) options vesting on each monthly anniversary of the Effective Date, beginning on November 26, 2013. The options shall all have an expiration date of one year from the grant date.

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EXHIBIT C

NON-DISCLOSURE AGREEMENT

See attached agreement.

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PETRO RIVER OIL CORP.
STOCK OPTION GRANT NOTICE

Petro River Oil Corp. (the “Company”), hereby grants to David Briones (the “Option holder”) an option to purchase the number of shares of the Company’s common stock, par value $0.00001 per share (the “Common Stock”), as set forth below (the “Option”). The Option is granted pursuant to the terms of the Company’s 2012 Equity Compensation Plan (the “Plan”). The Option is subject to all the terms and conditions as set forth in this grant notice (this “Grant Notice”), the Plan and the Notice of Exercise of Stock Option attached hereto as Exhibit A (the “Notice of Exercise”), all of which are incorporated herein by reference in their entirety.

Option holder	David Briones
Date of Grant	November 26, 2013
Number of Shares Subject to Option	750,000
Exercise Price (per share)	$0.059
Expiration Date	November 26, 2013

Vesting Schedule: The Option shall vest ratably over a period of six (6) months. The first one hundred twenty-five thousand (125,000) shares shall vest on November 26, 2013, with the next 5 installments vesting on the 26th of each subsequent month.

Payment: Payment can be made by one or more of the items checked below:

[X] By cash or check

[X] Pursuant to a Regulation T Program, if the Shares are publicly traded

[X] By delivery of already-owned shares, if the Shares are publicly traded

To the maximum effect permitted by law, the Options are intended to qualify as incentive stock options (the “Incentive Stock Options”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. To the extent that the aggregate fair market value (determined at the Date of Grant) of Common Stock with respect to which the Incentive Stock Options are exercisable for the first time by the Option holder during any calendar year exceeds $100,000, the Options, or portions thereof that exceed such limit, shall be treated as non statutory stock options.

petro river oil corp.

By:	/s/ Scot Cohen
Scot Cohen
Executive Chairman

Date:	November 26, 2013

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EXHIBIT A

PETRO RIVER OIL CORP.
Notice of Exercise of Stock Option

TO:     Petro River Oil Corp. (the “Company”)

The undersigned hereby exercises the Stock Option, dated November 26, 2013, granted by the Company pursuant to its 2012 Equity Compensation Plan, to purchase ________ shares of common stock of the Company at a price of $0.059 per share, for a total purchase price of $______.

Payment method (Choose one or more of the following methods): Notify the Company if you wish to pay other than by cash or check as these alternatives may be subject to special conditions or may not be available under certain circumstances.

[  ] Cash or Check

[  ] By Regulation T Program (cashless exercise)

[  ] Delivery of already-owned shares

Details: By this Notice of Exercise, the undersigned agrees to provide for the payment by the undersigned to the Company (in the manner designated by the Company) of applicable tax withholding obligation, if any, relating to the exercise of the foregoing Stock Option.

Date	David Briones

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